Exhibit 10.9

11 October 2021

Deed of Covenant

RENTOKIL INITIAL PLC

as Issuer

relating to

RENTOKIL INITIAL PLC’s £1,000,000,000 Euro-Commercial Paper Programme

Simmons & Simmons LLP
Citypoint, 1 Ropemaker Street
London, EC2Y 9SS	T +44 207 628 2020
United Kingdom	F +44 207 628 2070

CONTENTS

1.	Interpretation	1

2.	Direct Rights	2

3.	Evidence	2

4.	Deposit of Deed	3

5.	Covenants	3

6.	Power to execute	3

7.	Stamp Duties	3

8.	Benefit of Deed	3

9.	Partial Invalidity	4

10.	Notices	4

11.	Contracts (Rights of Third Parties) Act 1999	4

12.	Governing Law and Jurisdiction	5

i

THIS DEED is dated 11 October 2021 and made by:

(1)	RENTOKIL INITIAL PLC (the “Issuer”), registered in England and Wales and having its registered office at Compass House, Manor Royal, Crawley, West Sussex, RH10 9PY, United Kingdom, in favour of:

(2)	THE ACCOUNTHOLDERS (as defined below).

BACKGROUND:

(A)	The Issuer has established a programme under which it may, from time to time, issue commercial paper (the “Programme”). Each issue of Notes (as defined below) may be represented initially by a global note (each a “Global Note”) which will be exchangeable for notes in definitive form (“Definitive Notes”) in the circumstances specified in the relevant Global Note.

(B)	Each Global Note will be delivered to a depositary or a common depositary for Euroclear Bank SA/NV or any successor thereto (“Euroclear”) and Clearstream Banking S.A. or any successor thereto (“Clearstream, Luxembourg”) or such other Clearing System as may be agreed by the Issuer and the Issue and Paying Agent.

(C)	The Issuer wishes to make arrangements for the protection of the interests of Accountholders in the event that the relevant Global Note becomes void in accordance with its terms.

(D)	This Deed is intended to replace, in respect of Notes issued on or after the date hereof, the deed of covenant dated 27 March 2021 (the “Previous Deed of Covenant”) executed by the Issuer.

NOW THIS DEED WITNESSES as follows:

1.       Interpretation

1.1	In this Deed:

“Accountholder” means any accountholder with a Clearing System which at the Relevant Date has credited to its securities account with such Clearing System one or more Entries in respect of the relevant Global Note, except for a Clearing System in its capacity as an accountholder of another Clearing System;

“Business Day” means a day other than a Saturday or Sunday on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London;

“Clearing System” means each of Euroclear and Clearstream, Luxembourg or any other relevant clearing system agreed by the Issuer and the Issue and Paying Agent;

“Debt” means the debt evidenced by the relevant Global Note or any interest therein;

“Direct Rights” means the rights referred to in Clause 2.1;

“Entry” means any entry which is made in the securities account of any Accountholder with a Clearing System in respect of Notes represented by the relevant Global Note;

“Issue and Paying Agent” means HSBC Bank plc;

“Note” means any promissory note from time to time issued by the Issuer in accordance with the provisions of an issue and paying agency agreement, dated the date hereof, between the Issuer and the Issue and Paying Agent and the other agents named therein, as such agreement may be amended or supplemented from time to time;

“Principal Amount” means, in respect of any Entry, the aggregate principal amount of the Notes to which such Entry relates; and

“Relevant Date” means the date on which the bearer of the relevant Global Note becomes entitled to exchange the Global Note for Definitive Notes in accordance with the terms of such Global Note.

1.2	Any reference in this Deed to a Clause is, unless otherwise stated, to a clause hereof.

1.3	Headings and sub-headings are for ease of reference only and shall not affect the construction of this Deed.

1.4	Any Notes issued under the Programme on or after the date of this Deed of Covenant shall have the benefit of this Deed of Covenant but shall not have the benefit of any subsequent deed of covenant relating to the Programme (unless expressly so provided in any such subsequent deed). This does not affect any Notes issued under the Programme prior to the date of this Deed or any Notes issued on or after the date of this Deed which are to be consolidated and form a single Series with the Notes of any Series issued prior to the date of this Deed. Subject to its replacement as described in recital (D) above, the Previous Deed of Covenant shall continue in full force and effect in respect of Notes issued prior to the date of this Deed of Covenant.

2.       Direct Rights

2.1	If circumstances arise that would give the bearer of any Global Note the right to exchange that Global Note for Definitive Notes in accordance with the terms of such Global Note, each Accountholder shall have against the Issuer all rights in respect of the Debt (“Direct Rights”) which such Accountholder would have had under the Notes if, immediately before the Relevant Date, it had been the holder of Definitive Notes, duly executed, authenticated and issued, in an aggregate principal amount equal to the Principal Amount of such Accountholder’s Entries including (without limitation) the right to receive all payments due at any time in respect of such Definitive Notes as if such Definitive Notes had been duly presented and (in the case of final redemption of a Definitive Note) surrendered on the due date in accordance with the terms of such Note, provided that such Direct Rights shall cease to exist if the Issuer makes payment of the full amount due under the Debt or any interest due thereon to the bearer of the Global Note in accordance with the terms thereof.

2.2	No further action shall be required on the part of the Issuer or any other person for the Accountholders to enjoy the Direct Rights provided that nothing herein shall entitle any Accountholder to receive any payment in respect of the relevant Global Note which has already been made.

2.3	There shall be treated as incorporated into this Deed and with respect to the Direct Rights and any sums payable in relation thereto, all those provisions of the Notes represented by the relevant Global Note (immediately before it became void) relating to the amount of any sum payable by the Issuer or the time and manner in which any such amount should be paid (including, without limitation, any grossing-up provision in any Global Note) but as if references in such provisions to (i) any Note or to any principal of, or other amount payable on, any Note were references to the Direct Rights or to sums payable with respect to the Direct Rights and (ii) any holder of any Note were references to the applicable Accountholder.

3.       Evidence

3.1	The records of the relevant Clearing System as at the opening of business on the Relevant Date shall in the absence of manifest error be conclusive as to the identity of the Accountholders and the respective amounts credited to their securities accounts and a statement issued by a Clearing System setting out:

(A)	the name of the Accountholder in respect of which it is issued; and

(B)	the Principal Amount of any Entry credited to the securities account of such Accountholder with such Clearing System on any date,

shall, in the absence of manifest error, be conclusive evidence for all purposes of this Deed.

3.2	If a Clearing System determines the Relevant Date, such determination, in the absence of manifest error, shall be binding on all Accountholders with such Clearing System.

4.	Deposit of Deed

This Deed shall be deposited with and held by the Issue and Paying Agent until the date on which all the obligations of the Issuer under or in respect of the Notes (including, without limitation, its obligations under this Deed) have been discharged in full. The Issuer hereby acknowledges the right of every Accountholder to the production of this Deed.

5.	Covenants

The Issuer hereby warrants, represents and covenants with each Accountholder that it has all corporate power, and has taken all necessary corporate or other steps, to enable it to execute, deliver and perform this Deed, and that this Deed constitutes a legal, valid and binding obligation enforceable in accordance with its terms, subject to mandatory provisions of applicable law and creditors rights generally.

6.	Stamp Duties

The Issuer shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable upon or in connection with the execution, delivery and enforcement of this Deed, and shall indemnify each Accountholder against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, properly incurred legal fees and any applicable value added tax) which it may incur as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

7.	Benefit of Deed

7.1	This Deed shall take effect as a deed poll for the benefit of the Accountholders from time to time.

7.2	This Deed shall enure to the benefit of each Accountholder and its (and any subsequent) successors and assigns, each of which shall be entitled severally to enforce this Deed against the Issuer.

7.3	The Issuer shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder. Each Accountholder shall be entitled to assign all or any of its rights and benefits hereunder.

8.	Partial Invalidity

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

9.	Notices

9.1	All notices and other communications hereunder shall be made in writing and in English (by letter or electronic communication) and shall be sent to the Issuer at:

Compass House

Manor Royal

Crawley

West Sussex, RH10 9PY

United Kingdom

Email:	secretariat@rentokil-initial.com / treasury.front-office@rentokil-initial.com

Attention:	Company Secretary / Group Treasurer

or to such other address or email address or for the attention of such other person or department as the Issuer has notified to the Accountholders.

9.2	Any communication sent in accordance with Clause 9.1 shall be effective as follows:

(A)	Any communication by letter shall be made to the intended recipient and marked for the attention of the person, or any one of them, at its relevant address and shall be deemed to have been made upon delivery, subject to Clause 9.3.

(B)	Any communication to be made by email shall be made to the intended recipient at the relevant email address and shall be deemed to have been received when the relevant receipt of such communication being read is given, or where no read receipt is requested by the sender, at the time of sending, provided that no delivery failure notification is received by the sender within 24 hours of sending such communication, subject to Clause 9.3.

9.3	A communication given under this Deed but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

10.	Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any provision of this Deed under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of any person which exists or is available apart from that Act.

11.	Governing Law and Jurisdiction

11.1	This Deed and any non–contractual obligations arising out of or in connection with this Deed shall be governed by, and construed in accordance with, English law. The Issuer irrevocably agrees for the benefit of the Accountholders that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Deed (including a dispute relating to any non–contractual obligations arising out of or in connection with this Deed) and that accordingly any suit, action or proceedings (together referred to as “Proceedings”) arising out of or in connection with this Deed (including any Proceedings relating to any non–contractual obligations arising out of or in connection with this Deed) may be brought in the courts of England.

11.2	The Issuer irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any Proceedings in the courts of England, irrevocably agrees that a final judgment in any Proceedings brought in the courts of England shall be conclusive and binding upon the Issuer and irrevocably waives any objection to the enforcement of that judgment in the courts of any other jurisdiction. Nothing contained in this Clause 11.2 shall limit any right to take Proceedings against the Issuer in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

11.3	This Clause 11 does not affect any other method of service allowed by law.

IN WITNESS whereof the Issuer has caused this Deed of Covenant to be executed and delivered on the day and year first above mentioned.

EXECUTED as a DEED by	)
RENTOKIL INITIAL PLC	)
acting by its duly authorised signatories	)	Stuart lngall-tombs

Daragh Fagan